Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on June 23, 2025 by and between Mr. Tran Thanh Quang (Louis) (the “Executive”) and Otsaw Limited, a Cayman Islands company (the “Company”).

WHEREAS, the Executive will be the Chief Technology Officer of the Company as of the date of the listing of the Company on Nasdaq Capital Market (the “Effective Date”).

WHEREAS, the Company and the Executive desire to enter into this Agreement to memorialize the terms and conditions of the Executive’s employment with the Company starting on the date hereof.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I. Employment; Responsibilities; Compensation

Section 1.01 Employment. Subject to ARTICLE 3, the Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, in accordance with this Agreement, for the period commencing as of the Effective Date and ending (1) year after the Effective Date (“Initial Term”). the Initial Term shall automatically be extended one additional year unless either party gives written notice to the other party 60 days prior to expiration of the Initial Term that it or she, as applicable, does not wish to extend this Agreement. Executive’s continued employment after the expiration of the Initial Term shall be in accordance with and governed by this Agreement, unless modified by the parties to this Agreement in writing. For purposes of this Agreement the Initial Term and any extended term shall be referred to as the “TERM”.

Section 1.02 Responsibilities; Loyalty

(a) Subject to the terms of this Agreement, Executive is employed in the position of Chief Technology Officer of the Company, and shall perform the functions and responsibilities of that position. Additional or different duties may be assigned by the Company from time to time. Executive’s position, job descriptions, duties and responsibilities maybe modified from time to time in the sole discretion of the Company.

(b) Executive shall devote the whole of Executive’s professional time, attention and energies to the performance of Executive’s work. Executive agrees to comply with all policies of the Company, if any, in effect from time to time, and to comply with all laws, rules and regulations, including those applicable to the Company.

Section 1.03 Compensation. The compensation for this Agreement is as per the Executive’s existing agreement with the wholly owned subsidiary of the Company, Otsaw Digital Pte Ltd. The Compensation shall also be subject to the approval of Company’s Board of Directors and/or Compensation Committees.

Section 1.04 Business Expenses. The Company shall reimburse Executive for all business expenses that are reasonable and necessary and incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require.

Section 1.05 Clawback. Any compensation paid to the Executive shall be subject to recovery by the Company, and the Executive shall be required to repay such compensation, if (a) such recovery and repayment is required by applicable law or (b) either in the year such compensation is paid, or within the three (3) year period thereafter the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws and the Executive is either (i) a named executive officer or (ii) an employee who is responsible for preparation of the Company’s financial statements. The parties agree that the repayment obligations set forth in this Section 1.05 shall only apply to the extent repayment is required by applicable law, or to the extent the Executive’s compensation is determined to be in excess of the amount that would have been deliverable to the Executive taking into account any restatement or correction of any inaccurate financial statements or materially inaccurate performance metric criteria.

Article II. Confidential Information; Post-Employment Obligations; Company Property

Section 2.01 Company Property. As used in this Article II, the term the “Company” refers to the Company and each of its direct and indirect subsidiaries. All written materials, records, data and other documents relating to Company business, products or services prepared or possessed by Executive during Executive’s employment by the Company are the Company’s property. All information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on Company’s premises or otherwise) that relate to Company business, products or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other documents, data or materials of any type embodying such information, ideas, concepts, improvements, discoveries and inventions are Company property. At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data or other Company property to the Company.

Notwithstanding the foregoing, the Company acknowledges that the Executive has disclosed, and the Company has agreed to exclude, certain independent projects from this provision. Such projects are listed below and shall not be deemed Company Property, provided that they are developed entirely on the Executive’s own time, without use of Company resources, and do not incorporate Company confidential information.

Independent Projects:

1.	Travel, Hospitality, and Resource Booking Platforms
2.	Personal Finance, Investment, and Trading Tools
3.	IoT and Automation Systems (Excluding Autonomous Mobile Robotics)
4.	Developer Tooling, Generative AI, and Technical Infrastructure Projects
5.	Educational Content and Software Engineering Instruction
6.	Aviation and Satellite Visibility Tools
7.	Open Source Contributions

Section 2.02 Confidential Information; Non-Disclosure.

(a) Executive acknowledges that the business of the Company is highly competitive and that the Company will provide Executive with access to Confidential Information. Executive acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Executive’s employment responsibilities to the Company. Executive also agrees to preserve and protect the confidentiality of third-party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

(b) For purposes hereof, “Confidential Information” includes all non-public information regarding the Company’s business operations and methods, existing and proposed investments and investment strategies, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), strategies, business plans and other confidential information that is used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company.

Section 2.03 Non-Competition Obligations.

(a) Executive acknowledges and agrees that as an employee and representative of the Company, Executive will be responsible for building and maintaining business relationships and goodwill with current and future operating partners, investors, partners and prospects on a personal level. Executive acknowledges and agrees that this responsibility creates a special relationship of trust and confidence between the Company, Executive and these persons or entities. Executive also acknowledges that this creates a high risk and opportunity for Executive to misappropriate these relationships and the goodwill existing between the Company and such persons. Executive acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

(b) Executive acknowledges and agrees that, in exchange for his agreement in SECTION 2.03(c) below, he will receive substantial, valuable consideration from the Company upon the execution of this Agreement and during the course of this Agreement, including, (i) Confidential Information and access to Confidential Information, (ii) compensation and other benefits and (c) access to the Company’s prospects.

(c) During the Non-Compete Term and provided that the Company has made all severance payments provided for herein (to the extent applicable), Executive will not, directly or indirectly, provide the same or substantially the same services that he provides to the Company to any Business Enterprise in the Market Area (as defined below) without prior written consent, which will not be unreasonably withheld. This includes working as an agent, consultant, employee, officer, director, partner or independent contractor or being a shareholder, member, joint venturer or equity owner in, any such Business Enterprise; PROVIDED, HOWEVER, that the foregoing shall not restrict Executive from holding up to 5% of the voting power or equity of one or more Business Enterprises.

(d) For purposes of hereof:

(i) “BUSINESS ENTERPRISE” means any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (other than the Company) engaged in the business of offering products or services that are materially competitive with the Company in the Market Area;

(ii) “MARKET AREA” means: (1) Singapore, (2) New York County, New York, and (3) any geographic area in which the Company is conducting any business during the Term, and for which the Executive has material responsibilities or about which the Executive has material Confidential Information; and

(iii) “NON-COMPETE TERM” means in the case of termination for any reason, the period from the Effective Date to the date ending 12 months following the date of termination.

Section 2.04 Non-Solicitation of Executives. During the Non-Compete Term, Executive will not, either directly or indirectly, call on, solicit or induce any other executive or officer of the Company or its affiliates with whom Executive had contact, knowledge of, or association with in the course of employment with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation; PROVIDED, HOWEVER, that with respect to soliciting any executive or officer whose employment was terminated by the Company or its affiliates, or general solicitations for employment not targeted at current officers or employees of the Company or its affiliates, the foregoing restriction shall not apply.

Section 2.05 Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your duties, other than any such Losses incurred as a result of your gross negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

Article III. Termination of Employment

Section 3.01 Termination of Employment.

(a) Executive’s employment with the Company shall be terminated (i) immediately upon the death of Executive without further action by the Company, (ii) upon Executive’s Permanent Disability without further action by the Company, (iii) by the Company for Cause, (iv) by Executive without Good Reason, (v) by the Company without Cause or by Executive for Good Reason, including by the Company without Cause or by Executive for Good Reason within 12 months following a Change of Control, provided that, in the case of clause (v), the terminating party must give at least 30 days’ advance written notice of such termination. For purposes of this ARTICLE III, “date of termination” means the date of Executive’s death, the date of Executive’s Permanent Disability, or the date of Executive’s separation from service with the Company, as applicable.

(b) For purposes hereof:

(i) “CAUSE” shall include (A) continued failure by Executive to perform substantially Executive’s duties and responsibilities (other than a failure resulting from Permanent Disability) that is materially injurious to the Company and that remains uncorrected for 10 days after receipt of appropriate written notice from the Board; (B) engagement in willful, reckless or grossly negligent misconduct that is materially injurious to Company or any of its affiliates, monetarily or otherwise; (C) except as provided by (D), the indictment of Executive with a crime involving moral turpitude or a felony; (D) the indictment of Executive for an act of criminal fraud, misappropriation or personal dishonesty; or (E) a material breach by Executive of any provision of this Agreement that is materially injurious to the Company and that remains uncorrected for 10 days following written notice of such breach by the Company to Executive identifying the provision of this Agreement that Company determined has been breached. For purposes of (C) and (D), if the criminal charge is subsequently dismissed with prejudice or the Executive is acquitted at trial or on appeal then the Executive will be deemed to have been terminated without Cause.

(ii) “CHANGE OF CONTROL” means the occurrence of any one or more of the following events that occurs after the Effective Date:

1) Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

2) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

(iii) “GOOD REASON” shall mean one or more of the following conditions arising not more than six months before Executive’s termination date without Executive’s consent: (A) a material breach by the Company of any provision of this Agreement; (B) assignment by the Board or a duly authorized committee thereof to Executive of any duties that materially and adversely alter the nature or status of Executive’s position, job descriptions, duties, title or responsibilities from those of a President and Chief Executive Officer, or eligibility for Company compensation plans; (C) requirement by the Company for Executive to relocate to a primary place of business which is more than 50 miles away from the Executive’s primary place of business as of the Effective Date of this Agreement; or (D) a material reduction in Executive’s Base Salary in effect at the relevant time. Notwithstanding anything herein to the contrary, Good Reason will exist only if Executive provides notice to the Company of the existence of the condition otherwise constituting Good Reason within 90 days of the initial existence of the condition, and the Company fails to remedy the condition on or before the 30th day following its receipt of such notice.

(iv) “PERMANENT DISABILITY” shall mean Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Executive will be deemed permanently disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program that applies a definition of disability that complies with the requirements of this paragraph.

(c) If Executive’s employment is terminated under any of the foregoing circumstances, all future compensation to which Executive is otherwise entitled and all future benefits for which Executive is eligible, other than those already earned but which is unpaid, shall cease and terminate as of the date of termination, except as specifically provided in this ARTICLE III.

Article IV. Miscellaneous

Section 4.01 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission.

Section 4.02 Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 4.03 Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

Section 4.04 Amendment. This Agreement may be amended only by writing signed by Executive and by the Company.

Section 4.05 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Singapore, without reference to rules relating to conflicts of law.

Section 4.06 Dispute Resolution. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre ("SIAC") under the SIAC Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Singapore. The number of arbitrators shall be three. The language of the arbitration shall be English. Each party irrevocably submits to the exclusive jurisdiction of the arbitration in Singapore and waives any objection to proceedings on the grounds of venue or that proceedings have been brought in an inappropriate forum.

Section 4.07 Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and Executive with respect to such subject matter, including the Employment Agreement.

Section 4.08 Counterparts; No Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten signature on a paper document or a facsimile transmission of a handwritten original signature will constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

Section 4.09 Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above:

Otsaw Limited

By:	/s/ Ling Ting Ming
Ling Ting Ming, Chief Executive Officer, Otsaw Limited

AGREED AND ACCEPTED:

/s/ Tran Thanh Quang (Louis)
Name
Tran Thanh Quang (Louis)